As filed with the Securities and Exchange Commission on July 12, 2023

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Liberty Global plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	98-1112770 (I.R.S. Employer Identification No.)

Griffin House, 161 Hammersmith Road
London, United Kingdom W6 8BS
(Address, including Zip Code, of Principal Executive Offices)

Liberty Global 2023 Incentive Plan
(Full title of the plan)

Bryan H. Hall, Esq.
Executive Vice President, General Counsel and Secretary
Liberty Global plc
Griffin House
161 Hammersmith Road
London, United Kingdom W6 8BS
+44.208.483.6449 or 303.220.6600
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Gillian Emmett Moldowan, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-5356
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer  ☑ Accelerated Filer ☐  Non-Accelerated Filer ☐
Smaller Reporting Company ☐ Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Liberty Global plc (“Liberty Global” or the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference:

(a)the Registrant's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 22, 2023, and any amendment thereto;

(b)the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 9, 2023, and any amendment thereto;

(c)the Registrant's Current Reports on Form 8-K filed with the Commission since December 31, 2022 (other than portions of those documents furnished or otherwise not deemed to be filed); and

(d)The description of the Registrant’s Class A ordinary shares, nominal value $0.01 per share, Class B ordinary shares, nominal value $0.01 per share, and Class C ordinary shares, nominal value $0.01 per share, contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-35961) filed on February 13, 2020, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is an English public limited company.

The following is only a general summary of certain aspects of English law and the Registrant’s articles of association that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the U.K. Companies Act 2006 and of the Registrant’s articles of association.

All statutory references in this Item 6 are to the U.K. Companies Act 2006.

English law does not, subject to certain exemptions, permit a company to exempt any director from any liability arising from negligence, default, breach of duty or breach of trust by them in relation to the company. However, despite this general prohibition, an English company is permitted to purchase and maintain insurance for a director or officer of the company against any such liability. Shareholders can, in accordance with Section 239, ratify by ordinary resolution the conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company. Sections 205, 206 and Chapter 7 of Part 10 contain provisions protecting directors from liability and assisting with expenditure to defend proceedings and investigations.

Section 205 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by such director in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by such director in relation to the company or an associated company, or in connection with any application for relief under Section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee) or Section 1157 (power of court to grant relief in case of honest and reasonable conduct). The terms on which such loan or other assistance is given must include a requirement that the loan be repaid or the liability discharged if the director is convicted, judgment is given against such director or the court refuses to grant the relief on the application and such repayment or discharge must occur not later than the date on which the conviction becomes final, the judgment becomes final or the refusal of relief becomes final (as applicable).

Section 206 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by such director in defending any investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust in relation to the company or an associated company.

Section 232(1) makes void any provision in the company’s articles or any other contract or arrangements between the company and a director that purports to exempt a director from any liability that would otherwise attach to such director in connection with any negligence, default, breach of duty or breach of trust by such director in relation to the company.

Section 232(2) makes void any provision in the company’s articles or any other contract or arrangements between the company and a director by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to such director in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except as permitted by:

(a)provision of insurance pursuant to Section 233;

(b)qualifying third-party indemnity provisions pursuant to Section 234; and

(c)qualifying pension scheme indemnity provisions pursuant to Section 235.

Section 233 permits insurance, commonly known as directors’ and officers’ liability insurance, to be purchased and maintained by a company for a director of the company or of an associated company against liability for negligence, default, breach of duty or breach of trust in relation to the company or any associated company.

Section 234 allows for a company to provide an indemnity against liability incurred by a director to someone other than the company or an associated company. Such an indemnity does not permit indemnification against a director’s liability to pay fines imposed in criminal proceedings or civil penalties payable to a regulatory authority in respect of non-compliance with any requirement of a regulatory nature or the costs of an unsuccessful defense of a director in defending criminal or civil proceedings or application for relief under Section 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or Section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 allows a company to provide an indemnity against liability incurred by a director that is a trustee of an occupational pension scheme in connection with the company’s activities as trustee of the scheme. Such an indemnity does not permit indemnification against liability by a director to pay fines imposed in criminal proceedings or civil penalties payable to a regulatory authority or the costs of an unsuccessful defense by a director in relation to criminal proceedings.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the directors’ report of the company’s annual report in accordance with Section 236, copies of such indemnification provisions must be made available for inspection in accordance with Section 237 and every member has a right to inspect and request such copies under Section 238.

Under the Registrant’s articles of association, subject to the provisions of the U.K. Companies Act 2006, the Registrant may, broadly, (i) indemnify to any extent any person who is or was a director, or a director of any associated company, directly or indirectly against any loss or liability incurred by such person whether in connection with negligence, default, breach of duty or breach of trust or otherwise by such person in relation to the Registrant or any associated company, or in connection with that company’s activities as a trustee of an occupational pension scheme and (ii) purchase and maintain insurance for any person who is or was a director, or a director of an associated company, against any loss or liability or any expenditure such person may incur, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by such person or otherwise, in relation to the Registrant or any associated company.

In line with the provisions set out in the U.K. Companies Act 2006, the Registrant has entered into deeds of indemnity with directors, officers and certain other persons (including directors, officers and employees of subsidiaries and other affiliates). These deeds of indemnity require that the Registrant indemnify such persons, to the fullest extent permitted by applicable law, against all losses suffered or incurred by them in the event that they are a party to or involved in any claim arising in connection with their appointment as director, officer, employee, agent or fiduciary of the Registrant or its subsidiary undertakings or another corporation at the request of the Registrant.

The Registrant has in place appropriate directors’ and officers’ insurance coverage in respect of legal action brought against any of its directors and/or officers. The Registrant provides protection for its and its consolidated subsidiaries’ directors against personal financial exposure they may incur in their capacity as such. These include qualifying third-party indemnity provisions for the benefit of directors of the Registrant and other such persons, including, where applicable, in their capacity as directors of the Registrant’s consolidated subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1
Articles of Association of Liberty Global plc, effective as of July 1, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A filed June 19, 2015 (File No. 001-35961))

5.1*	Opinion of Shearman & Sterling (London) LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of KPMG Accountants N.V.

23.4*	Consent of Shearman & Sterling (London) LLP (contained in the Opinion Filed as Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages)

99.1*	Liberty Global 2023 Incentive Plan

107.1*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 12th day of July 2023.

LIBERTY GLOBAL PLC

By:	/s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Bryan H. Hall, Jennifer Hodges and Cory Smith as his or her true and lawful attorney-in-fact and agent, upon the action of either such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Liberty Global plc to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file or cause to be filed the same with all exhibits thereto and other documents in connection therewith with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file or cause to be filed the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 12th day of July, 2023 by the following persons in the following capacities.

Signature	Title	Date

/s/ John C. Malone	Chairman of the Board	July 12, 2023
John C. Malone

/s/ Michael T. Fries	President, Chief Executive Officer and Director	July 12, 2023
Michael T. Fries

/s/ Andrew J. Cole	Director	July 12, 2023
Andrew J. Cole

/s/ Miranda Curtis	Director	July 12, 2023
Miranda Curtis CMG

/s/ Paul A. Gould	Director	July 12, 2023
Paul A. Gould

/s/ Richard R. Green	Director	July 12, 2023
Richard R. Green

/s/ Larry E. Romrell	Director	July 12, 2023
Larry E. Romrell

/s/ J. David Wargo	Director	July 12, 2023
J. David Wargo

/s/ Marisa Drew	Director	July 12, 2023
Marisa Drew

/s/ Daniel E. Sanchez	Director	July 12, 2023
Daniel E. Sanchez

/s/ Charles H.R. Bracken	Executive Vice President and Chief Financial Officer	July 12, 2023
Charles H.R. Bracken

/s/ Jason Waldron	Senior Vice President and Chief Accounting Officer	July 12, 2023
Jason Waldron